Exhibit 5.2

SNT/KTK/ND
November 13, 2006
Dr. Reddy’s Laboratories Limited,
7-1-27, Ameerpet
Hyderabad, Andhra Pradesh 500 016, India
Ladies and Gentlemen:
We have acted as Indian counsel to Dr. Reddy’s Laboratories Limited, a company incorporated under the laws of the Republic of India (“India”) as a public company with limited liability (the “Company”), in connection with the Registration Statement on Form F-3 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission on the date hereof. The Registration Statement relates to the issue and sale of equity shares of the par value of Rs. 5 per share of the Company (the “Equity Shares”), in connection with the offering and sale of American Depositary Shares, each representing one Equity Share (the “ADSs”).
In so acting, we have examined such corporate documents and have made such investigation of matters of fact and law as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.
In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photo static copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion, we have relied, without independent investigation, upon statements and certificates or comparable documents of officers and representatives of the Company and upon certificates of public officials. We have considered such questions of Indian law as we have deemed necessary for the purpose of rendering this opinion.
In rendering our opinion, we do not pass (expressly or by implication) any opinion on the laws of any jurisdiction other than the State of India. Our opinion relates only to Indian laws. In addition, we render no opinion in relation to any representation made or given in the Registration Statement.

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Based upon the foregoing, we are of the opinion that the issue of the Equity Shares has been duly authorized and upon conversion of the ADSs in accordance with its terms, the Equity Shares shall be validly issued, fully paid and nonassessable.
This opinion is furnished to you solely in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express prior written permission.
We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.2 to the Registration Statement and to the reference to our firm under the captions “Legal Matters” and “Enforcement of Civil Liabilities” in the related Prospectus Supplement. The issuance of such consent does not concede that we are an “expert” for the purposes of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Crawford Bayley & Co.

Crawford Bayley & Co.

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